Exhibit 5.1

August 4, 2020

Idera Pharmaceuticals, Inc.,
505 Eagleview Blvd., Suite 212

Exton, Pennsylvania 19341

Re:       Idera Pharmaceuticals, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 5,528,454 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of 749,993 shares of Common Stock (the “Common Shares”) held by Pillar Invest Corporation (the “Selling Stockholder”) and its affiliates, and 4,778,461 shares of Common Stock underlying warrants (the “Warrant Shares”) held by the Selling Stockholder and its affiliates, pursuant to the Registration Rights Agreement, dated as of July 13, 2020, by and between the Company and the Selling Stockholder. We have examined the Registration Statement, the Restated Certificate of Incorporation of the Company, as amended to date, the Amended and Restated Bylaws of the Company, as amended to date, and such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholder, to register and qualify the Shares for sale under all appropriate state securities or “blue sky” laws.

Based upon the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized and, when issued upon exercise in accordance with the terms of the warrants against payment in full therefor, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the laws of the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP